UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2014

OPHTHOTECH CORPORATION

(Exact Name of Company as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, 19th Floor New York, NY 10119
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code:  (212) 845-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           Executive Compensation

On December 16, 2014, the board of directors (the “Board”) of Ophthotech Corporation (the “Company”), following approval and recommendation from the compensation committee of the Board, approved new compensation arrangements for David R. Guyer, M.D., Chief Executive Officer, Samir C. Patel, M.D., President, and Michael Atieh, Chief Financial Officer, as described below.

The Board approved 2015 base salaries of $600,000 for Dr. Guyer, $486,450 for Dr. Patel and $453,940 for Mr. Atieh.  Based on the achievement of 160% of corporate goals for 2014, the Board approved 2014 annual performance-based cash bonuses of $523,200 for Dr. Guyer, $376,000 for Dr. Patel and $90,000 for Mr. Atieh, who joined the Company effective as of September 30, 2014.  The target bonus for Dr. Patel, as a percentage of base salary, was also increased to 55% for 2015.

The Board approved, effective as of January 2, 2015, the following equity grants under the Company’s 2013 Stock Incentive Plan consisting of stock options and restricted stock units (“RSUs”) for the specified number of shares of common stock to these officers:

Name	Stock Options (1)	RSUs (2)
David R. Guyer	91,500	23,000
Samir C. Patel	78,000	19,500
Michael G. Atieh	6,500	1,700

(1)                                 Subject to such officer’s continued employment with the Company and the other terms and conditions under the Company’s 2013 Stock Incentive Plan, each of these stock option awards will vest with respect to 25% of the shares subject to the option on the first anniversary of the grant date and with respect to the remaining shares in approximately equal monthly installments through the fourth anniversary of the grant date.  The exercise price for these stock option awards will be the closing sale price for the Company’s common stock on the NASDAQ Global Select Market on the grant date.

(2)                                 Subject to such officer’s continued employment with the Company and the other terms and conditions under the Company’s 2013 Stock Incentive Plan, each of these RSU awards will vest with respect to 25% of the shares subject to the award on each of the first, second, third and fourth anniversaries of the grant date.

The Board also approved, effective as of January 2, 2015, an additional award to Dr. Patel of 80,000 RSUs, which are subject to performance-based vesting, including the achievement of certain development and regulatory milestones.

In addition, the Board approved adjustments to the change in control benefits under each of Dr. Guyer’s and Mr. Atieh’s employment agreement and to the severance and change in control benefits under Dr. Patel’s employment agreement, in each case, as described below.

•                  Dr. Guyer.  In the event that Dr. Guyer’s employment is terminated without cause or if Dr. Guyer terminates his employment with the Company for good reason, within one year following a change in control event, Dr. Guyer is entitled to receive 24 months of his base salary; 2.0 times his target bonus for the year in which his employment terminates; continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans for 24 months immediately following the termination of his employment; and, consistent with the terms of the Company’s 2013 Stock Incentive Plan with respect to options, full acceleration of vesting with respect to any unvested equity awards.

•                  Dr. Patel.  In the event that Dr. Patel’s employment is terminated without cause or if Dr. Patel terminates his employment with the Company for good reason, within one year following a change in control event, Dr. Patel is entitled to receive 18 months of his base salary; 1.5 times his target bonus for the year in which his employment is terminated; continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans for 18 months immediately following the termination of his employment; and, consistent with the terms of the Company’s 2013 Stock Incentive Plan with respect to options, full acceleration of vesting with respect to any unvested equity awards.  In the event that Dr. Patel’s employment is terminated without cause or if Dr. Patel terminates his employment with the Company for good reason, absent a change in control event, Dr. Patel is entitled to receive 12 months of his base salary; a pro-rated portion of his target bonus for the year in which his employment terminates; and continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans for 12 months immediately following the date of termination of his employment.

•                  Mr. Atieh.  In the event that Mr. Atieh’s employment is terminated without cause or if Mr. Atieh terminates his employment with the Company for good reason, within one year following a change in control event, Mr. Atieh is entitled to receive, consistent with the terms of the Mr. Atieh’s outstanding option award and the Company’s 2013 Stock Incentive Plan with respect to options, full acceleration of vesting with respect to any unvested equity awards.

On December 18, 2014, the compensation committee of the Board approved an additional special bonus for Dr. Patel in an amount of $60,000 in recognition of his role and contributions in connection with the Company’s entry into a Licensing and Commercialization Agreement with Novartis Pharma AG, in May 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: December 22, 2014	By:	/s/ Barbara A. Wood
Barbara A. Wood Senior Vice President, General Counsel and Secretary